Exhibit 99.2

Audentes Therapeutics, INC.

2018 EQUITY InDUCEMENT PLAN

1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 21.

2.SHARES SUBJECT TO THE PLAN.

2.1Number of Shares Available. Subject to Section 2.4 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is 1,250,000.

2.2Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option granted under this Plan but which cease to be subject to the Option for any reason other than exercise of the Option; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price or (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. To the extent an Award under the Plan is paid out in cash or other property rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan.

2.3Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, extraordinary dividends or distributions (whether in cash, shares or other property, other than a regular cash dividend) recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and (c) the number of Shares subject to other outstanding Awards, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3.ELIGIBILITY. Awards may be granted only to a person who, at the time of granting of the Award by the Committee: (a) has been hired as an Employee by the Company or any Subsidiary and such Award is a material inducement to such person being hired; (b) has been rehired as an Employee following a bona fide period of interruption of employment with the Company or any Subsidiary; or (c) has become an Employee of the Company or any Subsidiary in connection with a merger or acquisition.

4.ADMINISTRATION.

4.1Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Notwithstanding the foregoing, the grant of any Award will not be effective unless: (i) if the grant is made by the Board, then it must be approved by a majority of the Outside Directors on the Board; and (ii) if the grant is made by the Committee, then the Committee must be comprised solely of Outside Directors (except as otherwise permitted under applicable rules).  The Committee will have the authority to:

(a)construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)select persons to receive Awards;

(d)determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)determine the number of Shares or other consideration subject to Awards;

(f)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g)determine whether Awards will be granted singly, in combination with, in tandem with, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

(h)grant waivers of Plan or Award conditions;

(i)determine the vesting, exercisability and payment of Awards;

(j)correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)determine whether an Award has been earned;

(l)reduce or waive any criteria with respect to Performance Factors;

(m)adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships;

(n)adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(o)to exercise negative discretion on Performance Awards, reducing or eliminating the amount to be paid to Employees; and

(p)make all other determinations necessary or advisable for the administration of this Plan.

4.2Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Employee or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Employee. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Employees who are not Insiders, and such resolution shall be final and binding on the Company and the Employee.

4.3Section 16 of the Exchange Act. Awards granted to Employees who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.4Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, an Employee or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries and Affiliates operate or have employees eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries and Affiliates shall be covered by the Plan; (b) determine which Employees outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share limitations contained in the Plan; and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees and will determine the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.

5.1Option Grant. Each Option granted under this Plan will be a Nonqualified Stock Option (“NSO”). An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Employee’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Employees may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Employee within a reasonable time after the granting of the Option.

5.3Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted. The Committee also may provide for Options to become vested or exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 7 and the Award Agreement and in accordance with any procedures established by the Company.

5.5Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third party administrator), and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Employee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.4 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6Termination of Service. If the Employee’s Service terminates for any reason except for Cause or the Employee’s death or Disability, then the Employee may exercise such Employee’s Options only to the extent that such Options would have been exercisable by the Employee on the date Employee’s Service terminates during the period ending no later than three (3) months after the date Employee’s Service terminates (or such shorter time period not to be less than thirty (30) days or such longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(a)Death. If the Employee’s Service terminates because of the Employee’s death (or the Employee dies within three (3) months after Employee’s Service terminates other than for Cause or because of the Employee’s Disability), then the Employee’s Options may be exercised only to the extent that such Options would have been exercisable by the Employee on the date Employee’s Service terminates and must be exercised by the Employee’s legal representative, or authorized assignee, no later than twelve (12) months after the date Employee’s Service terminates (or such shorter time period not to be less than six (6) months or such longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(b)Disability. If the Employee’s Service terminates because of the Employee’s Disability, then the Employee’s Options may be exercised only to the extent that such Options would have been exercisable by the Employee on the date Employee’s Service terminates and must be exercised by the Employee (or the Employee’s legal representative or authorized assignee) no later than twelve (12) months after the date Employee’s Service terminates (or such shorter time period not to be less than six (6) months or such longer time period as may be determined by the Committee, but in any event no later than the expiration date of the Options.

(c)Cause. If the Employee is terminated for Cause, then Employee’s Options shall expire on such Employee’s date of termination of Service, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in the Award Agreement or employment agreement between the Company and Employee, Cause shall have the meaning set forth in this Plan.

5.7Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Employee from exercising the Option for the full number of Shares for which it is then exercisable.

5.8Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of an Employee, impair any of such Employee’s rights under any Option previously granted.

6.RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Shares that are subject to restrictions). All RSUs shall be made pursuant to an Award Agreement.

6.1Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Employee’s termination of Service on each RSU; provided that no RSU shall have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Employee’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

6.2Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit an Employee to defer payment under an RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

6.3Termination of Service. Except as may be set forth in the Employee’s Award Agreement, vesting ceases on such date Employee’s Service terminates (unless determined otherwise by the Committee).

7.PAYMENT FOR SHARE PURCHASES. Payment from an Employee for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Employee by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)by cancellation of indebtedness of the Company to the Employee;

(b)by surrender of Shares held by the Employee that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)by waiver of compensation due or accrued to the Employee for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d)by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)by any combination of the foregoing; or

(f)by any other method of payment as is permitted by applicable law.

8.WITHHOLDING TAXES.

8.1Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Employee to remit to the Company, or to the Parent, Subsidiary or Affiliate employing the Employee, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability legally due from the Employee prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax or social insurance requirements or any other tax liability legally due from the Employee. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.

8.2Stock Withholding.  The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit an Employee to satisfy such tax withholding obligation or any other tax liability legally due from the Employee, in whole or in part by (without limitation) (a) paying cash, (b)

electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to up to the maximum statutory amount permitted to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to up to the maximum statutory amount permitted to be withheld or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company for the applicable amount.

9.TRANSFERABILITY.   Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (a) during the Employee’s lifetime only by (i) the Employee, or (ii) the Employee’s guardian or legal representative; (b) after the Employee’s death, by the legal representative of the Employee’s heirs or legatees; and (c) by a Permitted Transferee.

10.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

10.1Voting and Dividends. No Employee will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Employee, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any Dividend Equivalent Rights shall be subject to the same vesting or performance conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement shall be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Employee, the Employee will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Unvested Shares, then any new, additional or different securities the Employee may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Unvested Shares; provided, further, that the Employee will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Employee’s Exercise Price, pursuant to Section 10.2.  The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Employee shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited.  Such Dividend Equivalent Rights, if any, shall be credited to the Employee in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.

10.2Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by an Employee following such Employee’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Employee’s Service terminates and the date the Employee purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Employee’s Exercise Price.

11.CERTIFICATES. All Shares or other securities (whether or not certificated) delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

12.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on an Employee’s Shares, the Committee may require the Employee to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Employee who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Employee’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Employee under the promissory note notwithstanding any pledge of the Employee’s Shares or other collateral. In connection with any pledge of the Shares, the Employee will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

13.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

14.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Employee any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Employee’s employment or other relationship at any time.

15.CORPORATE TRANSACTIONS.

15.1Assumption or Replacement of Awards by Successor.  In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under the Plan shall be subject to the agreement evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner.  Such agreement, without the Employee’s consent, may provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction:

(a)The continuation of an outstanding Award by the Company (if the Company is the successor entity).

(b)The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption will be binding on all selected Employees; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 409A of the Code.

(c)The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding Awards (except that the exercise price and the number and nature of shares issuable upon exercise of any such option, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 409A of the Code).

(d)The full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re acquire shares acquired under an Award or lapse of forfeiture rights with respect to shares acquired under an Award.

(e)The settlement of the full value of such outstanding Award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a Fair Market Value equal to the required amount, followed by the cancellation of such Awards; provided however, that such Award may be cancelled if such Award has no value, as determined by the Committee, in its discretion.  Subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested.  Such payment may be subject to vesting based on the Employee’s continued service, provided that the vesting schedule shall not be less favorable to the Employee than the schedule under which the Award would have become vested or exercisable. For purposes of this Section 15.1(e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f)The cancellation of outstanding Awards in exchange for no consideration.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation.  In the event a successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Awards (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction.  In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Employee in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period.  Awards need not be treated similarly in a Corporate Transaction.

16.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate on the later of ten (10) years from the date this Plan is adopted by the Committee or the date additional Shares are added to the Plan by the Committee. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of law rules).

17.AMENDMENT OR TERMINATION OF PLAN. The Board or Committee may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board or Committee will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that an Employee’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.  No termination or amendment of the Plan shall affect any then-outstanding Award unless expressly provided by the Committee.  In any event, no termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Employee, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.

18.NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Committee nor any provision of this Plan will be construed as creating any limitations on the power of the Board or the Committee to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

19.INSIDER TRADING POLICY. Each Employee who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

20.ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Employee’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

21.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

21.1“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

21.2“Award” means any award under this Plan, including any Option or Restricted Stock Unit.

21.3“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Employee setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Employees, which shall be in substantially a form (which need not be the same for each Employee) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

21.4 “Board” means the Board of Directors of the Company.

21.5“Cause” means (a) means Termination because of (a) Employee’s unauthorized misuse of the Company’s trade secrets or proprietary information, (b) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (c) Employee’s committing an act of fraud against the Company or (d) Employee’s gross negligence or willful misconduct in the performance of his or her duties that has had or will have a material adverse effect on the Company’s reputation or business.  The determination as to whether an Employee is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Employee.  The foregoing definition does not in any way limit the Company’s ability to terminate an Employee’s employment or consulting relationship at any time as provided in Section 14 above, and the term “Company” will be interpreted to include any Parent, Subsidiary or Affiliate, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause”

may, in part or in whole, be modified or replaced in each individual employment agreement or Award Agreement with any Employee, provided that such document supersedes the definition provided in this Section 21.5.

21.6“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

21.7“Committee” means the Compensation Committee of the Board.

21.8“Common Stock” means the common stock of the Company.

21.9“Company” means Audentes Therapeutics, Inc., or any successor corporation.

21.10 “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

21.11“Director” means a member of the Board.

21.12“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

21.13“Dividend Equivalent Right” means the right of an Employee, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Employee in an amount equal to the cash, stock or other property dividends in amounts equal equivalent to cash, stock or other property dividends for each Share represented by an Award held by such Employee.

21.14“Effective Date” means October 30, 2018.

21.15“Employee” means any person, including Officers, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

21.16“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

21.17 “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option.

21.18“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b)if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c)if none of the foregoing is applicable, by the Board or the Committee in good faith.

21.19“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

21.20“IRS” means the United States Internal Revenue Service.

21.21 “Option” means an award of an option to purchase Shares pursuant to Section 5.

21.22“Outside Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary and who is an “independent” director under the rules of The Nasdaq Stock Market, as may be amended from time to time.

21.23 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

21.24 “Performance Factors” means the factors selected by the Committee to determine whether performance goals established by the Committee applicable to Awards have been satisfied.

21.25 “Performance Period” means the period of service determined by the Committee during which years of service or performance is to be measured for the Award.

21.26 “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

21.27“Plan” means this Audentes Therapeutics, Inc. 2018 Equity Inducement Plan.

21.28 “Restricted Stock Unit” means an Award granted pursuant to Section 6 of the Plan.

21.29“SEC” means the United States Securities and Exchange Commission.

21.30“Securities Act” means the United States Securities Act of 1933, as amended.

21.31“Service” shall mean service as an Employee to the Company or a Parent, Subsidiary or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Company; provided, that such leave is for a period of not more than 90 days unless reemployment upon the expiration of such leave is guaranteed by contract or statute. Notwithstanding anything to the contrary, an Employee will not be deemed to have ceased to provide Service if a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing provides otherwise. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions regarding suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military or other protected leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon an Employee’s returning from military leave, he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Employee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. An employee shall have terminated employment as of the date he or she ceases provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether an Employee has ceased to provide Service and the effective date on which the Employee ceased to provide Service.

21.32 “Shares” means shares of Common Stock and the common stock of any successor entity.

21.33 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

21.34“Treasury Regulations” means regulations promulgated by the United States Treasury Department.

21.35“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

AUDENTES THERAPEUTICS, INC.

2018 EQUITY INDUCEMENT PLAN

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Audentes Therapeutics, Inc. (the “Company”) 2018 Equity Inducement Plan (the “Plan”) will have the same meanings in this Notice of Stock Option Grant and the electronic representation of this Notice of Stock Option Grant established and maintained by the Company or a third party designated by the Company (this “Notice”).

Name:
Address:

You (the “Employee”) have been granted an option to purchase shares of Common Stock of the Company under the Plan subject to the terms and conditions of the Plan, this Notice and the Stock Option Award Agreement (the “Option Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”) which constitutes part of the Option Agreement.

Grant Number:
Date of Grant:
Vesting Commencement Date:
Exercise Price per Share:
Total Number of Shares:
Type of Option:	Non-Qualified Stock Option
Expiration Date:	________ __, 20__; This Option expires earlier if Employee’s Service terminates earlier, as described in the Option Agreement.
Vesting Schedule:	[Insert applicable vesting schedule]

By accepting (whether in writing, electronically or otherwise) the Option, Employee acknowledges and agrees to the following:

Employee understands that Employee’s employment with the Company or a Parent or Subsidiary is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law and that nothing in this Notice, the Option Agreement or the Plan changes the nature of that relationship.  Employee acknowledges that the vesting of the Options pursuant to this Notice is earned only by continuing Service as an Employee.  Furthermore, the period during which Employee may exercise the Option after such termination of Service will commence on the date Employee ceases to actively provide Service and will not be extended by any notice period mandated under employment laws in the jurisdiction where Employee is employed or terms of Employee’s employment agreement.  Employee also understands that this Notice is subject to the terms and conditions of both the Option Agreement and the Plan, both of which are incorporated herein by reference.  Employee has read both the Option Agreement and the Plan.  By accepting this Option, Employee consents to electronic delivery as set forth in the Option Agreement.

PARTICIPANT	AUDENTES THERAPEUTICS, INC.
Signature:	By:
Print Name:	Its: Senior Vice President, Human Resources

AUDENTES THERAPEUTICS, INC.

2016 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Unless otherwise defined in this Stock Option Award Agreement (this “Option Agreement”), any capitalized terms used herein will have the meaning ascribed to them in the Audentes Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”).

Employee has been granted an option to purchase Shares (the “Option”) of Audentes Therapeutics, Inc. (the “Company”), subject to the terms and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”) and this Option Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”) which constitutes part of this Option Agreement.

1.Vesting Rights.  Subject to the applicable provisions of the Plan and this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice.  Employee acknowledges and agrees that the Vesting Schedule may change prospectively in the event Employee’s service status changes between full and part-time status and/or in the event Employee is on an approved leave of absence in accordance with Company policies relating to work schedules and vesting of awards or as determined by the Committee.  Employee acknowledges that the vesting of the Shares pursuant to this Notice and Agreement is earned only by continued Service.

2.Grant of Option.  Employee has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”).  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.  This Option is designated as a Nonqualified Stock Option.

3.Termination Period.

3.1General Rule.  If Employee’s Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three (3) months after Employee’s Termination Date (or such shorter time period not less than thirty (30) days or longer time period as may be determined by the Committee).  If Employee’s Service is terminated for Cause, this Option will expire upon the date of such termination.  The Company determines when Employee’s Service terminates for all purposes under this Option Agreement.

3.2Death; Disability.  If Employee dies before Employee’s Service terminates (or Employee dies within three months of Employee’s termination of Service other than for Cause (as defined in the Plan)), then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7 and any earlier termination).  If Employee’s Service terminates because of Employee’s Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after Employee’s Termination Date (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7 and any earlier termination).

3.3No Notice.  Employee is responsible for keeping track of these exercise periods following Employee’s termination of Service for any reason.  The Company will not provide further notice of such periods.  In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

3.4Termination.  For purposes of this Option, Employee’s Service will be considered terminated as of the date Employee is no longer providing Services to the Company, its Parent or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any) (the “Termination Date”).  The Committee shall have the exclusive

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discretion to determine when Employee is no longer actively providing services for purposes of Employee’s Option (including whether Employee may still be considered to be providing services while on an approved leave of absence).  Unless otherwise provided in this Option Agreement or determined by the Company, Employee’s right to vest in this Option under the Plan, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Employee’s period of services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any).  Following the Termination Date, Employee may exercise the Option only as set forth in the Notice and this Section, provided that the period (if any) during which Employee may exercise the Option after the Termination Date, if any, will commence on the date Employee ceases to provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Employee is employed or terms of Employee’s employment agreement, if any.  If Employee does not exercise this Option within the termination period set forth in the Notice or the termination periods set forth above, the Option shall terminate in its entirety.  In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

4.Exercise of Option.

4.1Right to Exercise.  This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Option Agreement.  In the event of Employee’s death, Disability, termination for Cause or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Option Agreement.  This Option may not be exercised for a fraction of a Share.

4.2Method of Exercise.  This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan.  The Exercise Notice will be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company.  The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax-Related Items (as defined in Section 8 below).  This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any Tax-Related Items.  No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed.  Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Employee on the date the Option is exercised with respect to such Exercised Shares.

4.3Exercise by Another.  If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option.  That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable tax withholding due upon exercise of the Option (as described below).

5.Method of Payment.  Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Employee:

5.1Employee’s personal check (or readily available funds), wire transfer, or a cashier’s check;

5.2certificates for shares of Company stock that Employee owns, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price.  Instead of

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surrendering shares of Company stock, Employee may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to Employee.  However, Employee may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price of Employee’s Option if Employee’s action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;

5.3cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes.  The balance of the sale proceeds, if any, will be delivered to Employee.  The directions must be given by signing a special notice of exercise form provided by the Company; or

5.4other method authorized by the Company.

6.Non-Transferability of Option.  This Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Employee only by Employee or unless otherwise permitted by the Committee on a case-by-case basis.  The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Employee.

7.Term of Option.  This Option will in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant.

8.Tax Consequences of Exercising the Option.  Employee acknowledges that, regardless of any action taken by the Company or a Parent or Subsidiary employing or retaining Employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Employee’s participation in the Plan and legally applicable to Employee (“Tax-Related Items”) is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Employee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Employee is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

Prior to the relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

8.1withholding from Employee’s wages or other cash compensation paid to Employee by the Company and/or the Employer; or

8.2withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee’s behalf pursuant to this authorization) without further consent; or

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8.3withholding in Shares to be issued upon exercise of the Option by considering applicable statutory or other withholding rates, including up to maximum rates;

8.4Employee’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

8.5any other arrangement approved by the Committee;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Employee is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(e) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Employee is deemed to have been issued the full number of Shares issued upon exercise of the Options; notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.  The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the Tax-Related Items withholding.

Finally, Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Employee’s participation in the Plan that cannot be satisfied by the means previously described. the Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Employee fails to comply with his or her obligations in connection with the Tax-Related Items.

9.Nature of Grant.  By accepting the Option, Employee acknowledges, understands and agrees that:

9.1the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

9.2the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

9.3all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company;

9.4the Option grant and Employee’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Parent or Subsidiary;

9.5Employee is voluntarily participating in the Plan;

9.6the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

9.7the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance,

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resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

9.8the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

9.9if the underlying Shares do not increase in value, the Option will have no value;

9.10if Employee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

9.11no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Employee ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any), and in consideration of the grant of the Option to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute any claim against the Company, any Parent or Subsidiary or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

9.12unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

9.13the following provisions apply only if Employee is providing services outside the United States:

(a)	the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;
(b)

Employee acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Employee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Employee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

10.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or Employee’s acquisition or sale of the underlying Shares.  Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.Data Privacy.  Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.

Employee understands that the Company and the Employer may hold certain personal information about Employee, including, but not limited to, Employee’s name, home address and

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telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Employee understands that Data will be transferred to the stock plan service provider as may be designated by the Company from time to time or its affiliates or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Employee’s country.  Employee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Employee authorizes the Company, the stock plan service provider as may be designated by the Company from time to time, and its affiliates, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Employee’s participation in the Plan.  Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan.  Employee understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Employee understands that he or she is providing the consents herein on a purely voluntary basis.  If Employee does not consent, or if Employee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Employee’s consent is that the Company would not be able to grant Employee options or other equity awards or administer or maintain such awards.  Therefore, Employee understands that refusing or withdrawing his or her consent may affect Employee’s ability to participate in the Plan.  For more information on the consequences of Employee’s refusal to consent or withdrawal of consent, Employee understands that he or she may contact his or her local human resources representative.

12.Language.  If Employee has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13.Appendix.  Notwithstanding any provisions in this Option Agreement, the Option grant will be subject to any special terms and conditions set forth in any appendix to this Option Agreement for Employee’s country.  Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Option Agreement.

14.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Option and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.Acknowledgement.  The Company and Employee agree that the Option is granted under and governed by the Notice, this Option Agreement and by the provisions of the Plan (incorporated herein by reference).  Employee:  (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Employee has carefully read and is familiar with their provisions, and (c) hereby accepts

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the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

16.Entire Agreement; Enforcement of Rights.  This Option Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them.  Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded.  No modification of or amendment to this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement.  The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.

17.Compliance with Laws and Regulations.  The issuance of Shares and any restriction on the sale of Shares will be subject to and conditioned upon compliance by the Company and Employee with all applicable state, federal and local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer.  Employee understands that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Employee agrees that the Company shall have unilateral authority to amend the Plan and this Option Agreement without Employee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.  Finally, the Shares issued pursuant to this Option Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

18.Severability.  If one or more provisions of this Option Agreement are held to be unenforceable, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.

19.Governing Law and Venue.  This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Option Agreement, will be brought and heard exclusively in the United States District Court for the District of Northern California or the Superior Court of California, County of San Francisco.  Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

20.No Rights as Employee.  Nothing in this Option Agreement will affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary, to terminate Employee’s service, for any reason, with or without Cause.

21.Consent to Electronic Delivery of all Plan Documents and Disclosures.  By Employee’s signature and the signature of the Company’s representative on the Notice, Employee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Option Agreement.  Employee has reviewed the Plan, the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice, and fully

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understands all provisions of the Plan, the Notice and this Option Agreement.  Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Option Agreement.  Employee further agrees to notify the Company upon any change in the residence address indicated on the Notice.  By acceptance of this Option, Employee agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option and current or future participation in the Plan.  Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.  Employee acknowledges that Employee may receive from the Company a paper copy of any documents delivered electronically at no cost if Employee contacts the Company by telephone, through a postal service or electronic mail to Stock Administration.  Employee further acknowledges that Employee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Employee understands that Employee must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails.  Also, Employee understands that Employee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Employee has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail through Stock Administration.  Finally, Employee understands that Employee is not required to consent to electronic delivery if local laws prohibit such consent.

22.Insider Trading Restrictions/Market Abuse Laws.  Employee acknowledges that, depending on Employee’s country, Employee may be subject to insider trading restrictions and/or market abuse laws, which may affect Employee’s ability to acquire or sell the Shares or rights to Shares under the Plan during such times as Employee is considered to have “inside information” regarding the Company (as defined by the laws in Employee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Employee acknowledges that it is Employee’s responsibility to comply with any applicable restrictions, and Employee is advised to speak to Employee’s personal advisor on this matter.

23.Award Subject to Company Clawback or Recoupment.  To the extent permitted by applicable law, the Option shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Employee’s employment or other Service that is applicable to Employee.  In addition to any other remedies available under such policy, applicable law may require the cancellation of Employee’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Employee’s Option.

BY ACCEPTING THIS OPTION, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THIS PLAN.

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APPENDIX

AUDENTES THERAPEUTICS, INC.

2016 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Option granted to Employee under the Plan if Employee resides and/or works in one of the countries below.  This Appendix forms part of the Option Agreement.  Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Option Agreement or the Plan, as applicable.

If Employee is a citizen or resident of a country, or is considered resident of a country, other than the one in which Employee is currently working, or Employee transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Employee under these circumstances.

Notifications

This Appendix also includes information relating to exchange control and other issues of which Employee should be aware with respect to Employee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2016, if applicable.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Employee not rely on the information herein as the only source of information relating to the consequences of Employee’s participation in the Plan because the information may be out of date at the time that Employee exercises the Option or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Employee’s particular situation, and the Company is not in a position to assure Employee of any particular result.  Accordingly, Employee is advised to seek appropriate professional advice as to how the relevant laws in Employee’s country may apply to Employee’s situation.

Finally, if Employee is a citizen or resident of a country, or is considered resident of a country, other than the one in which Employee is currently working, or Employee transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Employee in the same manner.

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AUDENTES THERAPEUTICS, INC.

2016 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.

[None.]